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                                                              EXHIBIT 10.28

                                                PRIVILEGED AND CONFIDENTIAL
                                                             EXECUTION COPY

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE REDACTED MATERIAL HAS BEEN INDICATED WITH A DOUBLE ASTERISK AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                CHANNEL AGREEMENT

         This Channel Agreement (the "Agreement") is made and effective as of October 31, 2000 (the "Effective Date") by and between ALTAVISTA COMPANY, a Delaware corporation with its principal business offices at 529 Bryant Street, Palo Alto, CA 94301 (together with all companies controlled by AltaVista, "AltaVista"), and EBIX.COM, a Delaware corporation with its principal business offices at 1900 East Golf Road, Schaumburg, IL 60173 ("Ebix").

WHEREAS, Ebix owns and provides a generally-available Web site that contains a comprehensive on-line insurance service;

WHEREAS, AltaVista maintains or manages certain Web pages which may be delivered to users worldwide via various technologies, now known or hereafter developed, which may incorporate content supplied by AltaVista from third parties for the purpose of providing value to AltaVista users and providing access to the content, products or services of AltaVista or such third parties;

WHEREAS, the Parties desire to make the Ebix Content available to visitors to the AV Platform (as defined below) in the manner set forth below; and

WHEREAS, Ebix desires to receive a certain amount of promotion for its content on the AV Platform.

NOW THEREFORE, in consideration for the agreements, covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

Whenever used in this Agreement, the following terms will have the following meanings:

1.1 "ALTAVISTA DIRECT COMPETITOR(S)" means the following companies: America Online/Time Warner, Yahoo!, Microsoft, Lycos, AT&T/Excite@Home, ABC/Go Network, NBCi/SNAP, About.com, Real.com, Google, Northern Lights, CBS/Iwon.com, Juno, Go2Net.com, Inktomi, NetZero, and any other company as determined by mutual agreement of the parties, which agreement will not be unreasonably withheld. AltaVista reserves the right to update this list on a quarterly basis.

1.2 "ALTAVISTA CONTENT" means the Content originated by AltaVista that appears on the AV Platform.

1.3 "ALTAVISTA LOOK AND FEEL" means the distinctive and particular elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the AV Platform and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements, and includes the AltaVista Marks.

1.4 "ALTAVISTA MARKS" means all trademarks, service marks and corporate and brand identification and indicia, including without limitation word marks, logos and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional images, product designations and identifications of AltaVista, whether registered or not.

1.5 "AV PLATFORM" means a set of Web pages (generic or customized) that may function together as a Web site, and may include an Internet index, a search tool, advertising, e-commerce elements or any other feature that might be desirable on a Web site, and any Mirror Site related thereto; the AV Platform includes the principal AltaVista site located at the URL WWW.ALTAVISTA.COM and the Shopping.com section of the AV Platform, but does not include any specialty sites owned or controlled by AltaVista.

1.6 "AV PLATFORM HOME PAGE" means, with respect to the AV Platform, the Web page that is displayed to the user when the URL WWW.ALTAVISTA.COM is entered in the user's browser.

1.7 "CONTENT" means information, materials, features, products, services, advertisements, promotions, links, pointers, technology or software.

1.8 "CLICKTHROUGH" means (i) if a User is a first-time visitor to the Co-Branded Pages, each time such User links to the Insurance Channel via the Log In Page from the AV Platform and (ii) if the User is a repeat visitor to the Co-Branded Pages and such User has an existing login and password each time such repeat User links to the Insurance Channel via the Log In Page from the AV platform.

1.9 "HEADER" means the branding and navigational elements designed by AltaVista, which include the AltaVista Look and Feel, included by Ebix at the top of each Co-Branded Page, an example of which is set forth on SCHEDULE 1.9 attached hereto and incorporated by reference herein.

1.10 An "IMPRESSION" will be deemed to have occurred each time an Ebix hyperlink is displayed by AltaVista on the AV Platform that redirects Users to the Ebix Site or the Insurance Channel.

1.11 "LAUNCH DATE" means the first date when substantially all of the text links or other Standard Advertising Units provided hereunder, which redirect Users to either the Ebix Site or the Co-Branded Pages, are displayed to Users, in no event later than fifteen (15) days after the date this Agreement is last signed by the Parties.

1.12 "MIRROR SITE" means an Internet site that (a) contains the exact form and content of a Web site, (b) is located at a geographic location distinct from a Web site, and (c) is created for the purpose of improving the performance of and accessibility to a Web site.

1.13 "PARTY" or "PARTIES" means each of AltaVista and Ebix.

1.14 "PERSON" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

1.15 "CO-BRANDED PAGES" means any and all Web pages within the Insurance Channel. Such Web pages shall be hosted and served by Ebix to Users who link to the Insurance Channel from


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the AV Platform. Each Co-Branded Page will include the Header in a place defined by AltaVista.

1.16  "EBIX CONTENT" means the Content set forth on SCHEDULE 1.16.

1.17 "EBIX MARKS" means all trademarks, service marks and corporate and brand identification and indicia, including without limitation word marks, logos and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional images, product designations and identifications of Ebix, whether registered or not, as set forth in SCHEDULE 1.17.

1.18 "EBIX SITE" means the site currently located at www.ebix.com (and any natural evolution thereof) and any Mirror Site related thereto.

1.20 "INSURANCE CHANNEL" means that area accessible from the AV Platform that contains the Ebix Content within the Co-Branded Pages. The Insurance Channel may also be accessed by means of an Impression.

1.23 "TERM" has the meaning set forth in Section 10.1.

1.24 "THIRD PARTY" means any Person that is not a party hereto or a wholly owned affiliate of a party hereto.

1.25 A "USER" is a Person who has linked to the Insurance Channel from the AV Platform.

1.26 "LOG IN PAGE" means a Web page designed by Ebix with AltaVista's reasonable approval that is accessible from the AV Platform and hosted and maintained by Ebix for the purposes of gathering User information before such Users access the Co-Branded Pages, as more fully described in Section 2.2 below.

1.27 "STANDARD ADVERTISING UNIT" means any unit of advertising that AltaVista includes in its standard rate card, including, but not limited to, banner advertisements, tile advertisements, text links and advertising intercept units.

ARTICLE II: CO-BRANDING AND DESIGN

2.1 CHANNEL DESIGN. AltaVista will design and control the format and presentation of the Header portion of each Insurance Channel Web page. Promptly after the Effective Date, AltaVista will provide Ebix with the Header in a format mutually agreed by the parties. The design of the Co-Branded Pages, including the Header, is as set forth in SCHEDULE 2.1 as of the Effective Date. AltaVista has the right to modify the Header from time to time during the term of this Agreement, and Ebix agrees to implement any new Header received from AltaVista within five (5) business days of receipt. The parties agree that an express condition of this Agreement is that Ebix will not include within the Co-Branded Pages any content, functionality, or messaging of any kind (including advertising, sponsorships and beyond-the-banner placements) of any AltaVista Direct Competitor.

2.2 LOG IN PAGE. Ebix will design the Log In Page, subject to AltaVista's approval which will not be unreasonably withheld, and will host and maintain the Log In Page in accordance with the terms of this Agreement. The Log In Page will be accessible to Users from the AV Platform and will include an AltaVista logo or other AltaVista branding at AltaVista's discretion. The Log In Page will include an on-line form which will require each User to enter personally-identifiable information before such User may access the Co-Branded Pages. Once a User completes the information contained within a Log In Page and opts in to provide such information to Ebix, or a repeat visitor with an existing password and login accesses the Co-Branded Pages via the Log In Page, each such visit to the Co-Branded Pages whether through the Log In Page or otherwise, will be counted as a Clickthrough. If, after the first three (3) months of the Term, fewer than two hundred fifty thousand (250,000) Users have completed a Log In Page, Ebix will modify the Log In Page to a mutually acceptable format. The Log In Page set forth in SCHEDULE
2.2 hereto.

2.3 LAUNCH. Within five (5) business days after receipt of the Header materials from AltaVista, but in any event no later than the Launch Date, Ebix will incorporate the Header into the Co-Branded Pages. Ebix agrees that the Header will at all times be displayed at the top of each Web page of the Co-Branded Pages such that the Header is higher than any Content (regardless of the source) or advertising on such Web pages.

2.4 GRANT OF LICENSE. Subject to the terms of this Agreement, AltaVista hereby grants to Ebix a non-exclusive, worldwide, non-transferable license for the Term, to display and distribute the Header on the Co-Branded Pages, and to make such copies as are necessary of the Header to perform such display and distribution. The foregoing license is solely for the purpose of permitting Ebix to promote the Co-Branded Pages in accordance with this Agreement, and will not be deemed to grant a license in the Header, or the AltaVista Look and Feel contained therein, for any other purpose.

ARTICLE III: CONTENT

3.1 CONTENT. Ebix Content will consist of the Content described in SCHEDULE 1.15, which Ebix will have the right to change from time to time, subject to the provisions of this Agreement.

3.2 GRANT OF LICENSE. Subject to the terms of this Agreement, Ebix hereby grants to AltaVista a non-exclusive, non-transferable, worldwide, royalty-free license for the Term, to display and distribute the Ebix Content on the AV Platform, and to make such copies as are necessary to make such display and distribution, as determined by AltaVista in its sole discretion.

3.3 EDITORIAL CONTROL. Ebix will have editorial control over the topics covered by, and creation of, the Ebix Content, PROVIDED, that such Content meets the standards set forth in Section 11.2 below. Notwithstanding the foregoing, AltaVista may request that Ebix edit individual Content items in the event that the Content item reasonably appears to violate such standards.

3.4 EXCLUSIVITY. Subject to agreements between AltaVista and Third Parties, the Parties agree that Ebix will be the exclusive on-line insurance services provider on the AV Platform during the Term. Nothing in this Section 3.4 will restrict AltaVista from selling Standard Advertising Units to third parties on the AV Platform. Notwithstanding the foregoing, AltaVista will have the right to incorporate message boards, chat, email and other community functions and any and all insurance-related news stories delivered to AltaVista by any of its major news providers, including, but not limited to, AltaVista affiliates, AP or Reuters, or any other nationally recognized newspaper or news source, on Shopping.com or otherwise within the AV Platform. Except as otherwise set forth herein, nothing in this Agreement will preclude Ebix from providing advertising and marketing services on the Ebix Site with AltaVista Direct Competitors, with the goal of driving traffic to the EbixSite. Ebix will not display any advertising of any AltaVista Direct Competitor on the Co-Branded Pages.

ARTICLE IV: ADVERTISING AND PLACEMENT

4.1 EBIX ADVERTISING ON THE AV PLATFORM. AltaVista will promote the Ebix Content and the Co-Branded Pages by


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featuring active promotion of the Co-Branded Pages on the AV Platform in the form of Impressions, in accordance with the schedule set forth in SCHEDULE
4.1 (the "Placements"). The Placements will include Standard Advertising Units, which redirect Users to the Log In Page or to the Co-Branded Pages. In the event that AltaVista is unable to provide any of the Placements described herein, AltaVista will provide Ebix with a comparable placement of equal or greater value; subject to Ebix approval.

4.2 IMPRESSIONS GUARANTEE. Subject to the terms of this Agreement, AltaVista will use commercially reasonable efforts to deliver the Impressions set forth in SCHEDULE 4.1.

4.3 IMPRESSIONS SHORTFALL. In the event that, during the Term, AltaVista does not serve the number of Impressions guaranteed in SCHEDULE 4.1 for the relevant time period covered, the Parties agree that AltaVista will have three (3) months after the end of the relevant period to make good on such shortfalls at no additional cost to Ebix.

4.4 KEYWORDS. Subject to existing insertions orders for advertising as of the Effective Date, AltaVista will use commercially reasonable efforts to provide Ebix with the available keywords set forth on SCHEDULE 4.4 attached hereto and incorporated by reference herein, (a) whereby upon a search query on AltaVista's main search product relating to the keywords, AltaVista will display ad banners, graphic ads, or other text links (as mutually agreed) on the AltaVista search product results pages that link directly to the Log In Page, and (b) (a) whereby upon a search query on AltaVista's main search product, where the User accesses the search product through the AV Platform Home Page, AltaVista may display a search intercept text and/or graphic link (as mutually agreed by the Parties) on the AltaVista search product results pages that link directly to the Co-Branded Pages. Each such ad banner, search intercept text and graphic link, graphic ad, or text link shall be counted as an Impression. Graphic representations of the search intercept graphic link and the graphic ads are set forth in SCHEDULE 4.8 hereto.

4.5      ADVERTISING ON THE CO-BRANDED PAGES.

         (a) CO-BRANDED PAGES. Ebix owns all right, title and interest in and to the advertising and promotional spaces and inventory within the Co-Branded Pages of the Insurance Channel. Ebix and its agents will control and sell one hundred (100%) percent of all such advertising.

         (b) PUBLIC SITES. Ebix owns all right, title and interest in and to the advertising and promotional spaces on the Ebix Site. Ebix and its agents will control and sell and retain the revenue from one hundred (100%) percent of all such advertising.

4.6 SEARCH ENGINEERING. Ebix agrees that during the Term, AltaVista may periodically index the contents of the Ebix Site, and display the results of such indexing on the AltaVista search results pages, as AltaVista sees fit in its sole discretion.

4.7 REPORTING. AltaVista will provide Ebix with monthly reports in AltaVista's standard format relating to the number of Impressions and clicks to the Log In Page that have occurred during the preceding week, as measured by AltaVista's servers, for the advertising placements described in Section
4.1. Each such report will be provided by AltaVista within five (5) business days after the final day (Saturday) of the previous month.

4.8 LINKING. In addition to the Placements described in Section 4.1 above, Altavista will use commercially reasonable efforts to provide text links, which redirect Users to the Log In Page or to the Co-Branded Pages (as appropriate) from the areas on the AV Platform described below and as set forth in SCHEDULE 4.8 hereto. In the event that AltaVista is unable to provide any of the text links described herein, AltaVista will provide Ebix with a comparable text link placement of equal or greater value, acceptable to Ebix. In the event that AltaVista cannot provide comparable text link placement, Ebix will have the right to terminate this Agreement.

         (a) A text link placed on the AltaVista Platform Home Page;

         (b) A text link placed within that area of the AV Platform with an emphasis on automotive information and content (the "Auto Channel") or successor or replacement page;

         (c) An "Insurance" text link on the left rail of the page on the AV Platform dedicated to channel content (currently called the "Channels" page) or successor or replacement page;

         (d) An "Insurance" and a "powered by Ebix" text link located in the "Channels Selection" area of the page on the AV platform dedicated to channel content (currently called the "Channels" page) or successor or replacement page;

         (e) A text link placed within that area of the AV Platform with an emphasis on finance and money (the "Money Channel") or successor or replacement page;

ARTICLE V:  MARKETING/PROMOTION

5.1 MATERIALS. The Parties will cooperate with and reasonably assist the other Party in supplying material for marketing and promotional activities with respect to any on-line and off-line promotion, as the case may be, in relation to the Insurance Channel on the AV Platform.

ARTICLE VI: DATA RIGHTS

6.1 USER DATA. Ebix will own all demographic and e-commerce data collected on any Log In Page or the Co-Branded Pages regarding the Users. Notwithstanding the foregoing, Ebix will provide names and email addresses for each of the Users to AltaVista quarterly, in the format reasonably agreed by the parties, within fifteen (15) days after the end of each quarter. Notwithstanding anything in this Agreement to the contrary, Ebix shall not be required to disclose any user information to AltaVista or any third party, or contact or solicit such users, in any manner which would result in a violation of: (i) its posted privacy policy, as may be amended or modified from time to time, or (ii) applicable law.

6.2 SOLICITATION RESTRICTION. During the term of this Agreement, Ebix will not promote any of the products or services offered by any AltaVista Direct Competitor to any User in its online promotions on or related to the Co-Branded Pages.

ARTICLE VII:  FEES AND PAYMENTS

7.1 FEES.

         (a) PRODUCTION FEE: On the Effective Date, Ebix will pay to ** in the amount set forth in SCHEDULE 7.1 (the "PRODUCTION FEE") in relation to the design, production, implementation and launch of the Insurance Channel within the AV Platform, which shall include at least one Web page containing Ebix programming, content and information.

         (b) PLACEMENT FEES: Ebix will pay AltaVista the fees set forth in
SCHEDULE 7.1 for the promotion of the Insurance Channel by AltaVista as described in Section 4.1, including without limitation the Impressions (the "Placement Fees"). The


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parties agree that Placement Fees will begin no later than the Launch Date.

         (c) CLICKTHROUGH FEE: Ebix will pay AltaVista the Clickthrough fee set forth in SCHEDULE 7.1 in accordance with the payment terms set forth therein.

7.2 LATE PAYMENTS. All amounts owed hereunder not paid when due and payable, provided these payments have not been made within thirty (30) days of the payment due date, will bear interest at the rate of ** percent per **.

7.3 TAXES. In addition to the amounts set forth above, each Party will pay to the relevant taxing authority, as appropriate, any applicable sales, use, goods and services, value added or other taxes payable under this Agreement (other than taxes levied or imposed on the other Party's income).

ARTICLE VIII:  PRODUCTION

8.1 The Parties acknowledge that AltaVista will have all management responsibility with regard to the AV Platform and the AltaVista Content, and that Ebix will have all management responsibility with respect to the Ebix Content and the Ebix Site. Ebix agrees to manage the Co-Branded Pages in accordance with the terms of SCHEDULE 8.1 in order to minimize any adverse affects on the Users.

8.2 Ebix will produce and maintain the Log In Page in accordance with the terms of SCHEDULE 8.1. The Log In Page is attached to this Agreement as
SCHEDULE 8.2.

ARTICLE IX:  INTELLECTUAL PROPERTY RIGHTS

9.1 OWNERSHIP BY ALTAVISTA. Ebix acknowledges that, as between Ebix and AltaVista, AltaVista owns all right, title and interest in all intellectual property contained on the AV Platform and all Content contained thereon (except for Ebix Content, if any, appearing on the AV Platform), including the Header, the AltaVista Marks and the AltaVista Look and Feel. Ebix understands and agrees that its use of any of the foregoing AltaVista property in connection with this Agreement will not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use will inure to the benefit of and be on behalf of AltaVista.

9.2 OWNERSHIP BY EBIX. AltaVista acknowledges that, as between AltaVista and Ebix, Ebix owns all right, title and interest in all intellectual property with respect to the Ebix Marks, Ebix Content, and the Ebix Site. AltaVista understands and agrees that its use of any of the foregoing Ebix property in connection with this Agreement will not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use will inure to the benefit of and be on behalf of Ebix.

9.3 QUALITY CONTROL. Each Party's use of the other's trademarks, trade names, service marks, and logos will be in accordance with the terms of this Agreement and within such Party's policies regarding mark usage, which policies will be provided as of the Effective Date (as such policies may be amended from time to time during the Term of this Agreement). In the event that a Party determines that its marks are being used by the other Party in a manner that is inconsistent with its quality standards and provides notice of such inconsistency to the other Party, such other Party will promptly, after written notice (which may include electronic mail communication) pursuant to the provisions of this Agreement, (no more than thirty (30) days thereafter) cure such inconsistency; PROVIDED, that, if a Party fails to cure such inconsistency within the stated period, such Party will be in breach of this Agreement and will immediately cease using the marks of the other Party. All use of a Party's trademarks, trade names, service marks or logos by the other Party, including all goodwill arising therefrom, shall inure solely to the benefit of the owner of such marks, names or logos. Neither Party will register or attempt to register in any jurisdiction any trademark, trade name, service mark or logo that is the same as or confusingly similar to any trademark, trade name, service mark or logo of the other Party. Neither Party will form a combination mark with the marks of the other Party.

ARTICLE X: TERM AND TERMINATION

10.1 TERM. This Agreement is effective as of the Effective Date, and expires one (1) year after the Launch Date, unless earlier terminated as set forth below.

10.2 TERMINATION BY EITHER PARTY. This Agreement will be subject to termination upon the occurrence of any of the following events:

         (a) Either Party may terminate if the other commits a material breach of this Agreement that is not cured within thirty (30) calendar days after receipt of written notice of the breach;

         (b) Either party may terminate immediately upon written notice if:
(i) either Party files a petition for bankruptcy or is adjudicated as bankrupt; (ii) a petition in bankruptcy is filed against either Party and such petition is not removed or resolved within thirty (30) calendar days;
(iii) either Party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (iv) either Party discontinues its business; or (v) a receiver is appointed for either Party or its business;

         (c) Either party has the right, exercisable in its sole discretion, to terminate this Agreement if the other Party has any change in the actual or beneficial ownership or Control of its voting stock in one or more related transactions such that after such transaction(s) such voting stock is held or Controlled by an entity, other than a Party hereto, that is a direct competitor of the other Party. Such termination will be effective upon thirty
(30) calendar days written notice, and must be given at any time within thirty (30) calendar days following the closing of such transaction(s). For the purposes of this Agreement, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person or the combined voting power of the then outstanding securities of such Person entitled to vote generally in the election of the directors; and

(d) AltaVista will have the right to immediately suspend the performance of its obligations hereunder or terminate this Agreement in the event that Ebix suffers any material breach of its security or violation of its own privacy policy causing the inadvertent disclosure of any User data. Such termination will be effective upon fourteen (14) days' written notice from AltaVista, provided Ebix fails to cure the breach within such fourteen (14) day period.

(e) In accordance with this Section 10.2(e), Ebix will have the right to terminate the Agreement and suspend the performance of its obligations hereunder in the event that


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AltaVista breaches any of its obligations defined in the Article IV
Advertising and Placements. AltaVista will have fourteen (14) days to cure any such breach after it receives written notice of the breach from Ebix. If AltaVista fails to cure the breach within such timeframe, Ebix will provide AltaVista with an additional fourteen (14) days' prior written of its intent to terminate the Agreement pursuant to this Section.

10.3     EFFECT OF TERMINATION.

         (a) Termination of this Agreement by either Party will not act as a waiver of any breach of this Agreement and will not act as a release of either Party hereto from any accrued liability (including payments as set forth in the following section) or liability for breach of such Party's obligations under this Agreement.

         (b) Within fifteen (15) calendar days following the expiration or termination of this Agreement, each Party will pay to the other Party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other Party as of such date.

         (c) In the event of termination of this Agreement, AltaVista will continue to have the option, at its sole discretion, to link to the Ebix Site until AltaVista is able to secure a suitable replacement for the Content provided hereunder. Notwithstanding this section, Ebix shall have no continuing obligations to make payments to AltaVista in connection with this Section.

10.4 SURVIVAL. The respective rights and obligations of AltaVista and Ebix under Articles 9, and 12 through 16 (inclusive) and Sections 7.4, 7.5, 7.6, 10.3, and 10.4 will survive expiration or termination of this Agreement.

ARTICLE XI:  REPRESENTATIONS AND WARRANTIES

11.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party that:

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which its assets are currently owned and used, and
(iii) perform its obligations under this Agreement; and

         (b) Its execution and delivery of this Agreement, and the performance of its obligations and duties hereunder, will not (i) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity, (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which any of its properties or assets may be bound, (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on it and its ability to perform under this Agreement.

11.2 REPRESENTATIONS AND WARRANTIES BY EBIX. Ebix further represents and warrants that:

         (a) It will operate and maintain the Co-Branded Pages in compliance with all applicable laws, regulations, statutes, and warranties, and the Ebix Content will not contain any matter which constitutes a libel, slander or violation of any personal proprietary or privacy right of any Third Party;

         (b) It has all rights, title, and licenses, if any, to operate an internet based, web-page service linking buyers and sellers of insurance and insurance related products.

         (c) It will remain a provider of insurance services and content and the features, functionality, or technology of the Ebix Content will not impose a material adverse effect upon the technical operations of the AV Platform;

         (d) It has sufficient rights in and to its Marks and Content (and its exploitation through the Internet via the AV Platform) such that AltaVista's use of such Marks and Content as set forth herein will not infringe the intellectual property rights of any Third Party;

         (e) Its Content, at the time it is provided to AltaVista, is true, correct, accurate, complete and timely; and

         (f) It will use its best efforts to make sure that the Content will be free of defects in material and workmanship under the use set forth herein, and will be free of any viruses, Trojan horses, trap doors, back doors, Easter eggs, worms, time bombs, cancel bots or other computer programming routines that are intended to damage interfere with intercept or expropriate any system data or personal information.

11.3 REPRESENTATIONS AND WARRANTIES BY ALTAVISTA. AltaVista further represents and warrants that:

         (a) The AltaVista Content on the pages of the AV Platform upon which the Ebix Content appears will not contain any matter which constitutes or a violation of any Third Party rights, including without limitation any intellectual property or other privacy rights; and

         (b) AltaVista has sufficient rights in the AltaVista Content to grant the rights and licenses granted hereunder, and to otherwise perform its obligations hereunder.

ARTICLE XII:  INDEMNIFICATION AND REMEDIES

12.1 EBIX INDEMNITY. Ebix will indemnify, defend and hold AltaVista and its officers, directors, shareholders, employees and agents harmless from and against all damages of any kind, including costs, liabilities and expenses (including reasonable attorneys' fees) (collectively, "DAMAGES"), incurred for any third party claim(s) arising out of or in connection with: (a) any misrepresentation or breach of any representation or warranty by Ebix hereunder; or (b) Ebix's performance or non-performance of its obligations under this Agreement.

12.2 ALTAVISTA INDEMNITY. AltaVista will indemnify, defend and hold Ebix, and its officers, directors, shareholders, employees and agents harmless from and against all Damages incurred for any third party claim(s) arising out of or in connection with: (a) any misrepresentation or breach of any representation or warranty by AltaVista hereunder; or (b) AltaVista's performance or non-performance of its obligations under this Agreement.

12.3     INDEMNIFICATION PROCEDURE

         (a) A Party seeking indemnification (the "INDEMNIFIED PARTY") will promptly notify the other party (the "INDEMNIFYING PARTY") in writing of any claim for indemnification, PROVIDED, that failure to give such notice will not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).

         (b) The Indemnified Party will tender sole defense and control of such claim to the Indemnifying Party. The Indemnified Party will, if requested by the Indemnifying

Party, give reasonable assistance to the Indemnifying Party in defense of any claim. The Indemnifying Party will reimburse the Indemnified Party for any reasonable legal expenses directly incurred from providing such assistance, as such expenses are incurred.

         (c) The Indemnifying Party will have the right to consent to the entry of judgment with respect to, or otherwise settle, an indemnified claim with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that the Indemnified Party may withhold its consent if any such judgment or settlement imposes an unreimbursed monetary or continuing non-monetary obligation on such Party or does not include an unconditional release of that Party and its Affiliates from all liability in respect of claims that are the subject matter of the indemnified claim.

12.4 REMEDIES CUMULATIVE. Except as otherwise expressly specified herein, the rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies that such Party may possess at law or in equity.

ARTICLE XIII:  CONFIDENTIALITY

13.1 CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" means information about the disclosing Party's business or activities that are proprietary or confidential, which will include, but not be limited to, the material terms of this Agreement, information about technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information product and business plans, projections and marketing data, and all business, financial, technical and other information of a Party marked or designated by such Party as "confidential" or "proprietary"; PROVIDED, that information will not be considered Confidential Information of a disclosing Party if it can be shown that such information: (i) is known to the recipient on the Effective Date directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) hereafter becomes known (independently of disclosure by the disclosing Party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party;
(iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the recipient; or (iv) was independently developed by the recipient without use of Confidential Information of the other Party. Confidential Information may be disclosed to a legal, judicial or governmental entity; PROVIDED, that the disclosing Party has been given written notice by the recipient so that the disclosing Party can seek a protective order or the appropriate protection for the Confidential Information.

13.2 PROTECTION OF CONFIDENTIAL INFORMATION. The Parties recognize that, in connection with the performance of this Agreement, each of them may disclose to the other its Confidential Information, including the creation of materials and the development of technology and techniques that are not generally known in the industry. The Party receiving any Confidential Information of the other Party agrees to maintain the confidential status of such Confidential Information and not to use any such Confidential Information for any purpose other than the purposes for which it was originally disclosed to the receiving Party, and not to disclose any of such Confidential Information to any Third Party.

13.3 APPLICABILITY. The foregoing obligations will apply to directors, officers, employees and representatives of the Parties and any other person to whom the Parties have delivered copies of, or permitted access to, such Confidential Information in connection with the performance of this Agreement, and each Party will advise each of the above of the obligations set forth in this Article 13.

13.4 THIRD PARTY CONFIDENTIAL INFORMATION. Any confidential information of a Third Party disclosed to either AltaVista or Ebix will be treated by AltaVista or Ebix, as the case may be, in accordance with the terms under which such Third Party confidential information was disclosed; PROVIDED, that the Party disclosing such Third Party confidential information will first notify the other Party that such information constitutes Third Party confidential information and the terms applicable to such Third Party confidential information.

13.5 CONFIDENTIALITY OF AGREEMENT. Except as required by law (including disclosures necessary or appropriate in filings with the Securities Exchange Commission) or generally accepted accounting principles, and except to assert its rights hereunder or for disclosures on a "need-to-know" basis to its own officers, directors, employees and professional advisers or to prospective investors or acquirers in connection with an investment in or acquisition of such Party, each Party hereto agrees that neither it nor its directors, officers, employees, consultants or agents will disclose the specific terms of this Agreement without the prior written consent of the other Party, which will not be unreasonably withheld.

13.6 PUBLIC DISCLOSURE. In connection with any public disclosure or filing with any governmental agency, including the Securities and Exchange Commission, Ebix agrees to seek confidential treatment of the terms and conditions of this Agreement. Such confidential treatment request will not be filed without the prior written consent of AltaVista. In addition, any description of this Agreement in any publicly filed document by Ebix will not be filed without the prior written consent of AltaVista. The parties acknowledge and agree that neither party may, at any time, issue any press release or make any other disclosure about this Agreement, its term or its existence, including but not limited to any disclosure to its shareholders or other vendors, without the prior written approval of the other party. If, however, a party determines, upon the opinion of counsel, that disclosure regarding the other party, its affiliates, this Agreement or the relationship between such party and the other party and its affiliates is required by law, then disclosure will be permitted, but only after the other party is given the opportunity to review and reasonably revise all such written disclosure. Under such circumstances, a copy of any such written documentation will be provided to the other party at least three (3) business days prior to its expected disclosure.

13.7 PUBLIC ANNOUNCEMENTS. The parties will cooperate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party's prior written approval and consent.

ARTICLE XIV:  DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER WARRANTY, REPRESENTATION OR CONDITION TO THE OTHER PARTY IN RELATION TO THE SUBJECT MATTER HEREOF, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND,

WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. ANY IMPLIED WARRANTY THAT MAY NOT BE DISCLAIMED IS HEREBY LIMITED TO THE EXTENT PERMITTED BY APPLICABLE LAW.

ARTICLE XV:  LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF ARTICLE 13 OR A CLAIM PURSUANT TO INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT WILL A PARTY TO THIS AGREEMENT BE LIABLE FOR ANY PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFITS, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IN THE EVENT SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XVI:  GENERAL PROVISIONS

16.1 NO JOINT VENTURE. The sole relationship between the Parties will be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party will make any warranties or representations, or assume or create any obligations, on the other Party's behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party will be solely responsible for the actions of all their respective employees, agents and representatives.

16.2 GOVERNING LAW. This Agreement will be interpreted and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

16.3 AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed on behalf of each of the Parties by a duly authorized officer or representative.

16.4 NO ASSIGNMENT. Neither Party will transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party. Any purported transfer, assignment or delegation by either Party without the appropriate prior written approval will be null and void and of no force or effect. Notwithstanding the foregoing, without securing such prior consent, either Party will have the right to assign or transfer by operation of law or otherwise this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation, reorganization or the acquisition of substantially all of the business and assets of the transferring Party relating to the Agreement, subject to the provisions of Article X.

16.5 NOTICES. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the Party giving such notice):
(i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) days prior notice to the other Party. Notices hereunder will be directed to, unless otherwise instructed by the receiving Party:

         IF TO ALTAVISTA:

         1070 Arastradero Road
         Palo Alto, California 94304
         Attn: General Counsel


         WITH A COPY TO:

         1070 Arastradero Road
         Palo Alto, CA 94304
         Attn: VP, Sales


         IF TO EBIX:

         Richard J. Baum
         Vice President for Finance and Administration
         Ebix.com, Inc.
         1900 East Golf Road, Suite 1200
         Schuamburg, IL 601173


         WITH A COPY TO:

         Robin Raina
         President
         Ebix.com, Inc.
         5 Concourse Parkway, Suite 3200
         Atlanta, GA 30328


16.6 WAIVER. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. Neither Party will be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

16.7 NO THIRD PARTY BENEFICIARIES. Nothing express or implied in this Agreement is intended to confer, nor will anything herein confer, upon any person other than the Parties and the respective successors or assigns of the Parties, any rights, remedies, obligations or liabilities whatsoever.

16.8 FEES AND EXPENSES. Each Party will be responsible for the payment of its own costs and expenses, including, but not limited to, attorney's fees and expenses, in connection with the negotiation and execution of this Agreement.

16.9 SEVERABILITY. If the application of any provisions of this Agreement to any particular facts of circumstances will be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby; and (ii) such provision or provisions will be reformed without further action by the Parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstance.

16.10 COUNTERPARTS; FACSIMILES. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one and the same instrument. Each Party will receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties will each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

16.11 RECITALS. The recitals first stated above are true and correct and are made a part of and incorporated by reference into this Agreement.

16.12 ENTIRE AGREEMENT. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, duly authorized representatives of each of the Parties have executed this Agreement as of the date first written above.

ALTAVISTA COMPANY                           EBIX.COM

/s/ David Carnstedt                         /s/ Robin Raina
- -----------------------------               -----------------------------
Signature                                   Signature

David Carnstedt                             Robin Raina
- -----------------------------               -----------------------------
Name                                        Name

V.P. of Sales                               President and CEO
- -----------------------------               -----------------------------
Title                                       Title

                                  SCHEDULE 1.9

                                     HEADER

                                  SCHEDULE 1.16

                                  EBIX CONTENT


CONTENT DESCRIPTION.

The Ebix Content consists of any or all of the text links, graphics, data elements, and insurance-related Content that are displayed and provided on the Ebix Site, except for any data, Content or information that promotes any AltaVista Direct Competitor.

                                  SCHEDULE 1.17

                                   EBIX MARKS


EBIX.MALL
Ebix.Com
EBIX.LINK
E-AGENT
Ebix TV
Ebixexchange.com
Ebixchange.com
Ebix Research Center
Internet Insurance Exchange

                                  SCHEDULE 2.0

                                   LOG IN PAGE



                                   [WEB PAGE]

                                  SCHEDULE 2.1

                                CO-BRANDED PAGES


                                   [WEB PAGE]

                                  SCHEDULE 4.1

                              IMPRESSION GUARANTEE


AltaVista will use commercially reasonable efforts to deliver a minimum of ** Impressions during the Term of the Agreement, through the Placements described below and as described in Section 4.1 of this Agreement. AltaVista will use commercially reasonable efforts to ensure that the Impressions in any year will be spread evenly across its constituent quarters, subject to seasonal fluctuations in traffic volume.


PLACEMENT                                                        IMPRESSIONS
- -------------------------------------------------------------------------------
Keyword s search results on main search product as defined in        **
Section 4.4
- -------------------------------------------------------------------------------
Money Channel                                                        **
- -------------------------------------------------------------------------------
AltaVista Platform Home Page                                         **
- -------------------------------------------------------------------------------
AV Platform run of site (placements determined by AV in its          **
sole discretion and excluding specialty search areas)
- -------------------------------------------------------------------------------
TOTAL IMPRESSIONS                                                    **
- -------------------------------------------------------------------------------

                                  SCHEDULE 4.4

                                    KEYWORDS

The following keywords are subject to availability pursuant to existing agreements between AltaVista and Third Parties as of the Effective Date. Ebix acknowledges that it acquires no rights in or to the keyword set forth below, other than the rights, if any, Ebix holds in such words independent of this Agreement.

Auto
Car
Coverage
Disability
Home
Life
Vision
health
Quotesmith
Insure
Need insurance
Webinsurancequote
Online insurance
Variable life
Universal life
Aarp
Insurance research
Instant insurance quotes
Realtime insurance quotes
Insurers
statefarm
Insurance
Insurance Center
Altavista Insurance Center
Insurance Company
Insurance Carriers
Insurance Agent
Insurance Agency
Auto Insurance
Car Insurance
Car Insurance Quote
Car  Insurance Rate
Auto Insurance Rate
Auto Insurance Quote
Life Insurance
Life Insurance Rate
Life Insurance Quote
Term Life
Term Life Rate
Term Life Quote
Health Insurance
Health Insurance Rate
Health Insurance Quote
Individual Health Insurance
Home Insurance
Home Insurance Rate
Home Insurance Quote
Boat Insurance
Boat Insurance Rate
Boat Insurance Quote
Vision Insurance
Vision Insurance Rate
Vision Insurance Quote
Dental Insurance
Dental Insurance Rate
Dental Insurance Quote
Motorcycle Insurance
Motorcycle Insurance Rate
Motorcycle Insurance Quote
RV Insurance

RV Insurance Rate
RV Insurance Quote
Renters Insurance
Renters Insurance Rate
Renters Insurance Quote
Business Insurance
Business Insurance Rate
Business Insurance Quote
LTC
Long term care
Insweb
Progressive
Geico

                                  SCHEDULE 4.8

                                 LINK PLACEMENTS


Search intercept graphic advertisements:

                                  [WEB PAGE]

                                  [WEB PAGE]

                                  [WEB PAGE]

                                  SCHEDULE 7.1

                                    PAYMENTS

PRODUCTION FEE: Ebix will pay AltaVista a ** in accordance with the terms of
Section 7.1(a) of this Agreement.

PLACEMENT FEES: Ebix will pay AltaVista a Placement Fees in the amount of **, with the first payment due ** and all subsequent payments due ** thereafter. In the event the Parties elect to renew this Agreement in accordance with
Section 10, the Parties will mutually agree upon the Placement Fee for any such renewal term.

CLICKTHROUGH FEE: For each Clickthrough AltaVista delivers beyond the ** Clickthroughs (the "Clickthrough Goal") during the Term ** Clickthrough and each Clickthrough thereafter), Ebix will pay AltaVista a fee for each such Clickthrough of **. On the first day of the month following the first date the Clickthrough Goal is reached, AltaVista will provide a monthly report of the total number of Clickthroughs generated during the previous month and an invoice for the total Clickthrough Fee. Ebix shall pay AltaVista the monthly Clickthrough fee within thirty (30) days after the date of the invoice.

                                  SCHEDULE 8.1

                               OPERATING STANDARDS

                  1. EBIX SITE INFRASTRUCTURE. Ebix will be responsible for all communications, hosting and connectivity costs and expenses associated with the Ebix Site. Ebix will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the Ebix Site from AltaVista. Ebix will design and implement the network between the AltaVista and Ebix Site such that (i) no single component failure will have a materially adverse impact on AltaVista Users seeking to reach the Ebix Site from AltaVista and (ii) no single line under Ebix's reasonable control will run at more than 70% average utilization for a 5-minute peak in a daily period. In the event that Ebix elects to create a custom version of the Ebix Site in order to comply with the terms of this Agreement, Ebix will bear responsibility for all aspects of the implementation, management and cost of such customized site.

                  2. OPTIMIZATION; SPEED. Ebix will use commercially reasonable efforts to ensure that: (a) the functionality and features within the Ebix Site are optimized for the client software then in use by AltaVista Users; and (b) the Ebix Site is designed and populated in a manner that minimizes delays when AltaVista Users attempt to access such site. Prior to commercial launch of any material promotions described herein, Ebix will permit AltaVista to conduct performance and load testing of the Ebix Site (in person or through remote communications), with such commercial launch not to commence until such time as AltaVista is reasonably satisfied with the results of any such testing.

                  3. Technical Problems. Ebix agrees to use commercially reasonable efforts to address material technical problems (over which Ebix exercises control) affecting use by AltaVista Users of the Ebix Site (a "EBIX TECHNICAL PROBLEM") promptly following notice thereof, as set forth in ATTACHMENT 1 to this SCHEDULE 8.1.

                  4. MONITORING. Ebix will make commercially reasonable efforts too ensure that the performance and availability of the Ebix Site is monitored on a continuous (24 X 7) basis. Ebix will provide AltaVista with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for Ebix's principal business and technical representatives, for use in cases when issues or problems arise with respect to the Ebix Site.

                  5. SECURITY. Ebix will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the Ebix Site or the Insurance Channel. Ebix will facilitate periodic reviews of the Ebix Site by AltaVista in order to evaluate the security risks of such site. Ebix will promptly remedy any security risks or breaches of security as may be identified by AltaVista's Operations Security team.

                  6.       TECHNICAL PERFORMANCE.

                  i. Ebix will design the Ebix Site to support the AltaVista-Client embedded versions of the Microsoft Internet Explorer, 4.XX and 5.XX browsers (Windows and Macintosh), the Netscape Browser 4.XX and make commercially reasonable efforts to support any other browsers such as AOL.

                  ii. To the extent Ebix creates customized pages on the Ebix Site for AltaVista Users, Ebix agrees to develop and employ a methodology to detect AltaVista Users.

                  iii. Ebix will periodically review the technical information made available by AltaVista.

                  iv. Ebix will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 and to adhere to AltaVista's parameters for refreshing or preventing the caching of information in AltaVista's proxy system as outlined in the document provided by AltaVista. Ebix is responsible for the manipulation of these parameters in web based objects so as allow them to be cached or not cached as outlined in RFC 1945.

                  7. ALTAVISTA INTERNET SERVICES PARTNER SUPPORT. AltaVista will provide Ebix with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AltaVista makes generally available to similarly situated web-based partners. AltaVista support will not, in any case, be involved with content creation on behalf of Ebix or support for any technologies, databases, software or other applications which are not supported by AltaVista or are related to any channel area other than the Ebix Site. Support to be provided by AltaVista is contingent on Ebix providing to AltaVista demo account information (where applicable), a detailed description of the Ebix Site's software, hardware and network architecture and access to the Ebix Site for purposes of such performance and the coordination load testing as AltaVista elects to conduct.

                  8. EBIX PROGRAMMING. The terms and conditions of this Schedule applicable to the Ebix Site will apply equally to any Ebix Content that is (a) programmed in HTML or (b) web-based.

                          ATTACHMENT 1 TO SCHEDULE 8.1

                            SERVICE LEVEL AGREEMENT

REPORTING A CONDITION TO EBIX

In the event that a problem condition is encountered with the Content or the Co-Branded Pages, AltaVista will report the condition to Ebix, and Ebix will use diligent efforts to resolve the problem reported (provided that the resolution of such problem is reasonably within Ebix's control), as soon as commercially practicable, in accordance with the following chart (ALL TIMES HEREIN ARE US/PACIFIC TIME ZONE):


LEVEL               CONDITION                                 MEANS OF CONTACT                         RESPONSE TIME
- -------------------------------------------------------------------------------------------------------------------------
High Priority        Content is unavailable; site is down;     24x7 pager                                 30minutes
                     data security or privacy issues
- -------------------------------------------------------------------------------------------------------------------------
Medium Priority      Content is available, poor performance    Email (work hours); pager (after hours)    1hour
- -------------------------------------------------------------------------------------------------------------------------
Low Priority         Low severity problems, bugs               24x7 email                                 48 hours
- -------------------------------------------------------------------------------------------------------------------------

EBIX RESPONSE

In each of the above instances, Ebix will respond by determining whether the reported problem is or was caused under circumstances within Ebix's reasonable control. If so, Ebix will work closely with AltaVista to ascertain and implement a timely solution to the problem. If not, Ebix will use its best efforts to communicate with the responsible parties to determine when a solution will be available.

ESCALATION OF MEANS OF CONTACT

In the rare event there is a problem with the Ebix pager or any other means of contact, Ebix shall provide the AltaVista with alternative contact telephone numbers and email addresses solely for the use as required by such rare circumstances. Such contact information may correspond, at Ebix's discretion, to certain Ebix personnel, including without limitation Network Architect, VP Engineering, etc.

ADDITIONAL ALTAVISTA INFORMATION

AltaVista shall provide Ebix with current and accurate emergency contact information to report all system outages and significant AltaVista performance problems. AltaVista shall respond to Ebix contacts respecting the foregoing within two (2) hours.

Initial AltaVista emergency contact information: Scott Farrand, Director of Engineering, by pager 888.483.8578 and by email SCOTT.FARRAND@ALTAVISTA.COM MAILTO:SCOTT.FARRAND@ALTAVISTA.COM. (AltaVista shall reasonably notify Ebix reasonably in advance of any change in, or additions to, its emergency contacts.)

PLANNED & SCHEDULED ACTIVITY

Ebix and AltaVista shall exchange and continue to provide notices of planned enhancements and modifications of all relevant systems at least 48 hours in advance.

CONDITIONS IDENTIFIED BY EBIX

Ebix will notify AltaVista regarding conditions initially identified by Ebix as follows:


LEVEL                CONDITION                                                EBIX NOTIFICATION
- -------------------------------------------------------------------------------------------------------------------------
High Priority         Content is unavailable, Site is down.                    Email problem notification
                      within 1 hour   data security or privacy issues          Email within 1 hour of
                      resolution
- -------------------------------------------------------------------------------------------------------------------------
Medium Priority       Content available, poor performance                      Email problem notification
                                                                               within 2 hours Email within 1
                                                                               day of problem resolution.
- -------------------------------------------------------------------------------------------------------------------------
Low                                                                            Email within 2 days depending on
                                                                               the nature of the problem.